Source:  Humatech,  Inc.

                       HUMATECH BEGINS FILING RESTATEMENTS

HOUSTON -- February 13, 2003 -- Humatech, Inc. (OTCBB: HUMT) announced today that it has filed amended quarterly reports on Form 10-QSB and annual reports on Form 10-KSB containing restated financial statements for the periods from the quarter ended January 31, 2000, through the year ended April 30, 2001. The restatements reflect a change in the company's earlier accounting treatment of approximately $350,000 in revenues from sales to Humatech, Ltd. in England.

As part of that process, the company will also be restating its financial statements for the periods from the quarter ended July 31, 2001, through the quarter ended October 31, 2002, as part of the same group of restatements. Humatech originally anticipated completing all of the restatements by February 13, 2003. However, it said that due to unavoidable circumstances, the filing of the remaining restatements would be slightly delayed. "We expect that the balance of these restatements will be filed within approximately 10 business days," said Humatech's president & CEO, David Williams.

Humatech, Inc. manufactures all natural nutrient solutions for plants and animals, produced from a proprietary process described as "Iso-Molecular" technology. The company markets Promax(R) to the animal feed industry, and also has an extensive agricultural product line, which it markets in the U.S.A and Europe, as well as its newly developed Organic Advantage(R) retail product line, which consists of 12 organic-based liquid products ranging in size from a 4 oz. Planting Solution, to a 2 1/2 gallon Lawn Food.

Certain information contained in this news release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.

For additional information regarding the company, and its product lines, please visit http://www.humatech.com .
       -----------------------

CONTACT:

Tom  Gavin
Investor  Relations  Network
909-279-8884